Jeff Harsh named new Chief Operating Officer of Advantage Solutions Branded Services business segment

Strategic results-driven leader with deep CPG experience and connectivity in retail to succeed Dean General, who will remain at Advantage in newly created role

ST. LOUIS, Aug 8, 2025 (GLOBE NEWSWIRE) – Advantage Solutions Inc (NASDAQ: ADV), announced the appointment of Jeff Harsh as the new Chief Operating Officer of its Branded Services business segment, effective Aug. 25. Harsh will join the company’s executive leadership team and report to CEO Dave Peacock.

Harsh comes to Advantage after 28 years at The Hershey Company where he managed multi-billion-dollar businesses, delivering sustained growth and margin improvement. He has been recognized for spearheading key initiatives in segmentation, pricing, and route-to-market transformation, as well as developing comprehensive customer engagement programs that focused on rebuilding strategic partnerships.

His expertise in sales planning, omnichannel integration, and operational excellence will be crucial with Branded Services serving as an extension of CPGs’ sales and marketing teams. In this role, Jeff will also be asked to unlock additional value for clients, turning insights into action, further integrating market-leading technology and leveraging Advantage’s network scale to provide solutions along the entire path to purchase.

“At a time when trade spend and marketing budgets are being stretched, Jeff brings a wealth of operational excellence,” said Advantage Solutions CEO Dave Peacock. “His experience and passion will further energize our mission of driving sales for less on behalf of our CPG clients and retail customers.”

Prior to his time at Hershey, Harsh was district operations manager at ALDI USA. Harsh earned a Bachelor of Science Degree in Food Systems Economics from Michigan State University with an emphasis on finance and strategy. He was also a member of the Michigan State rugby team and a two-time all-Big Ten team selection.

Harsh will succeed Dean General, who will transition at Advantage into a newly established role as Chief Industry Development Officer and will remain on the executive leadership team. General’s decades-long industry expertise and deep relationships will be pivotal as he shapes client and retailer engagement strategy, strengthens enterprise retailer partnerships, and builds strategic capabilities. Dean will represent the voice of the client within our organization, elevate our presence across key industry forums, and partner closely with our Growth and Business Development teams to strengthen the end-to-end value we deliver for our clients and customers.

“These leadership changes are designed to enhance our ability to deliver value, accelerate innovation, and support our clients’ evolving needs. With Jeff and Dean in these pivotal roles, we are confident in our ability to further strengthen our partnership and help drive business forward for our clients,” said Peacock.

About Advantage Solutions

Advantage Solutions is the leading omnichannel retail solutions agency in North America, uniquely positioned at the intersection of consumer-packaged goods brands and retailers. With its data- and technology-powered services, Advantage leverages its unparalleled insights, expertise and scale to help brands and retailers of all sizes generate demand and get products into the hands of consumers, wherever they shop. Whether it’s creating meaningful moments and experiences in-store and online, optimizing assortment and merchandising, or accelerating e-commerce and digital capabilities, Advantage is the trusted partner that keeps commerce and life moving. Advantage has offices throughout North America and strategic investments and owned operations in select international markets. For more information, please visit youradv.com.

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Ruben Mella
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Media Contacts:
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